Exhibit 99.1

NEWS RELEASE September 10, 2026

Tetra Tech Announces $500 Million Increase to its Share Repurchase Program

Pasadena, California.  Tetra Tech, Inc. (NASDAQ: TTEK), a global provider of high-end technical and engineering services, Leading with Science® in water, environment and sustainable infrastructure, announced today that its Board of Directors approved an addtional $500 million share repurchase authorization. This more than doubles the amount remaining under the Company’s existing share repurchase program at the end of the third quarter of fiscal 2026, increasing total available share repurchases to $898 million.

For the twelve months ended the third quarter of fiscal 2026, Tetra Tech generated $567 million in cash flow from operations and returned $322 million to shareholders through share repurchases and dividends. During this period, the Company also advanced its Leading with Science® differentiation with the completion of strategic acquisitions that added new clients and technical capabilities. The strong cash flow also enabled the Company to continue deleveraging its balance sheet, and its net debt leverage ratio was 0.88x at the end of third quarter 2026.

“The increased share repurchase program reflects confidence in Tetra Tech’s long-term growth outlook and our balanced approach to capital allocation,” said Roger Argus, Tetra Tech Chief Executive Officer. “Our more than 20-year track record of generating cash from operations in excess of net income enables us to continue investing in organic growth initiatives and strategic acquisitions, while the new authorization expands our capacity to return capital to shareholders.”

About Tetra Tech

Tetra Tech is the leader in water, environment and sustainable infrastructure, providing high-end technical and engineering services for projects worldwide. With more than 25,000 employees working together, Tetra Tech provides clear solutions to complex problems by Leading with Science® to address the entire water cycle, protect and restore the environment, and design sustainable and resilient infrastructure. For more information about Tetra Tech, please visit tetratech.com or follow us on LinkedIn and Facebook.

CONTACTS:

Jim Wu, Investor Relations

Charlie MacPherson, Media & Public Relations

(626) 470-2844

Any statements made in this release that are not based on historical fact are forward-looking statements. Any forward-looking statements made in this release represent management’s best judgment as to what may occur in the future. However, Tetra Tech’s actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions ("Future Factors"), and may differ materially from what is expressed. For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section "Risk Factors" included in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission.